CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Greenspring Fund, Inc. and to the use of our report dated February 28, 2023 on the financial statements and financial highlights of Greenspring Fund, Inc. for the year ended December 31, 2022. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in Questions and Answers and “Overview,” “Service Providers,” “Independent Registered Public Accounting Firm,” and “Financial Highlights of the Acquired Fund” in the Combined Proxy Statement/Prospectus.

                            /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 22, 2023